Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190607 on Form S-8 and Registration Statement No. 333-260033 on Form S-8 of Expro Group Holdings N.V. of our report dated March 26, 2021, relating to the financial statements of Expro Group Holdings International Limited, appearing in this Current Report on Form 8-K/A dated December 9, 2021.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

December 9, 2021